EXHIBIT 99.1

Willis Towers Watson Reports Strong First Quarter 2021 Earnings

  Total revenue1 increased 5% to $2.6 billion with constant currency growth of 1% and organic growth of 4%
  Diluted Earnings per Share were $5.63 for the quarter, up 140% over prior year
  Adjusted Diluted Earnings per Share were $3.64 for the quarter, up 9% over prior year
  Income from Operations was $452 million or 17.5% of revenue, up 290 basis points over prior year
  Adjusted Operating Income was $579 million or 22.4% of revenue, up 110 basis points over prior year
  The Company completed the transaction to sell its majority-owned subsidiary Miller

ARLINGTON, Va. and LONDON, April 29, 2021 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2021.

“Willis Towers Watson had an encouraging start to the year with strong first quarter results,” said John Haley, Willis Towers Watson’s chief executive officer. “We are proud of our financial performance and our unwavering commitment to client service. We delivered revenue growth, meaningful margin expansion and strong earnings-per-share growth. Our results reflect both increased demand for our solutions, as well as our sustained focus on profitable growth. We continue to build upon our solid foundation and believe we are well-positioned to continue driving value for all our stakeholders. As always, I would like to thank all of our colleagues for their tremendous efforts this past quarter in support of our clients and each other.”

____________
1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

First Quarter Company Highlights

Revenue was $2.59 billion for the first quarter of 2021, an increase of 5% (1% increase constant currency and 4% increase organic) as compared to $2.47 billion for the same period in the prior year.

Income from operations for the first quarter was $452 million, or 17.5% of revenue, an increase of 290 basis points compared to the first quarter of the prior year. Adjusted operating income was $579 million, or 22.4% of revenue, an increase of 110 basis points compared to the first quarter of the prior year. Net income attributable to Willis Towers Watson for the first quarter of 2021 was $733 million, an increase of 140% from $305 million for the prior-year first quarter. For the quarter, diluted earnings per share were $5.63 and adjusted diluted earnings per share were $3.64. Net income attributable to Willis Towers Watson and diluted earnings per share for the first quarter of 2021 included pre-tax $24 million of transaction and integration expenses related to the pending business combination with Aon plc. The U.S. GAAP tax rate for the quarter was 11.5%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 20.5%.

Net income for the first quarter of 2021 was $736 million, or 28.4% of revenue, an increase from net income of $313 million, or 12.7% of revenue for the prior-year first quarter. Adjusted EBITDA for the first quarter of 2021 was $730 million, or 28.2% of revenue, an increase from Adjusted EBITDA of $680 million, or 27.6% of revenue. The first quarter is seasonally strong due to the renewal periods for some lines of business.

Cash flows used in operating activities were $128 million for the three months ended March 31, 2021, compared to cash flows from operating activities of $23 million for the prior-year first quarter. Free cash outflow for the quarters ended March 31, 2021 and 2020 was $165 million and $43 million, respectively. The decrease in year-over-year free cash flow was due to net legal settlement payments of approximately $185 million for the previously-announced Stanford and Willis/Towers Watson merger settlements and higher incentive compensation and benefit-related items of approximately $180 million. During the quarter ended March 31, 2021, the Company had no share repurchase activity.

Risks and Uncertainties Related to the COVID-19 Pandemic

The extent to which COVID-19 continues to impact our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 pandemic as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures. We continue to expect that the COVID-19 pandemic will negatively impact our revenue and operating results for 2021. During 2020 and through the first quarter of 2021, the COVID-19 pandemic had a negative impact on revenue growth, particularly in our businesses that are discretionary in nature, but otherwise it generally did not have a material impact on our overall results. Some of our discretionary, project-based businesses saw a reduction in demand, and additional negative impacts on our revenue and operating results may lag behind the developments thus far related to the COVID-19 pandemic. In light of the effects on our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company has considered, and will continue to consider, the impact of COVID-19 on our business, as appropriate, taking into account our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources. For additional information on the risks posed by COVID-19, see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $875 million, an increase of 3% (flat constant currency and flat organic) from $850 million in the prior-year first quarter. On an organic basis, Retirement revenue was flat with growth in Great Britain driven by funding and Guaranteed Minimum Pension (“GMP”) equalization work, offset by a decline in North America related to lower de-risking activity. Health and Benefits revenue was flat as continued expansion of our local portfolios and global benefits management appointments outside of North America was offset by a decline in North America due to prior-year book sales. Talent and Rewards revenue declined nominally with growth in our rewards offerings offset by lower project activity in our traditional survey and communications and change management offerings. Technology and Administrative Solutions revenue increased due to new project and client activity in Great Britain. The HCB segment had an operating margin of 25.2%, as compared to 25.0% for the prior-year first quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $810 million, an increase of 10% (5% increase constant currency and 5% increase organic) from $739 million in the prior-year first quarter. On an organic basis, International and Great Britain led the segment with new business generation primarily in natural resources and Finex insurance lines. North America revenue also grew with strong renewals across all regions, again led by Finex.  Revenue growth was partially offset by a decline in Western Europe, which primarily stemmed from challenges related to senior staff departures. The CRB segment had an operating margin of 20.0%, as compared to 17.2% for the prior-year first quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $605 million, a decrease of 2% (5% decrease constant currency and 4% increase organic) from $615 million in the prior-year first quarter. On an organic basis, most lines of business contributed to the growth. Reinsurance growth was driven by new business wins and favorable renewal factors. An uptick in demand for advisory work led the revenue growth in both our Investment business and Insurance Consulting and Technology business, which was further aided by increased software sales. The growth was partially offset by a decline in Wholesale’s revenue as a result of headwinds across coverage lines coupled with a strategic shift in its operating model. The IRR segment had an operating margin of 47.9%, as compared to 45.1% for the prior-year first quarter.

In September 2020, the Company sold its Max Matthiessen business, and the sale of Miller, its wholesale insurance broking subsidiary, was completed on March 1, 2021 (see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021).

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $287 million, an increase of 24% (24% increase constant currency and 23% increase organic) from $231 million in the prior-year first quarter. BDA’s organic revenue increase was led by Individual Marketplace, primarily by TRANZACT, which generated revenue of $148 million in the first quarter with strong growth in Medicare Advantage sales. Benefits Outsourcing revenue also increased, driven by its expanded client base. The BDA segment had an operating margin of 2.5%, as compared to negative 4.7% for the prior-year first quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter. It will be held on Thursday, April 29, 2021, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 4779887.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 46,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Restructuring costs and transaction and integration expenses - Management believes it is appropriate to adjust for restructuring costs and transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.
  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Abandonment of long-lived asset - Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.
  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance recovery receivables.
  Tax effect of the CARES Act - Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (“BEAT”), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, the impact of the COVID-19 pandemic on our business, our pending business combination with Aon plc, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the risks relating to or arising from our pending business combination with Aon plc announced in March 2020, including, among others, risks relating to our ability to consummate the transaction, including on the terms of the business combination agreement, on the anticipated timeline, and/or with the required regulatory approvals, and risks related to potential divestitures; our ability to successfully establish, execute and achieve our global business strategy as it evolves; the risk that the COVID-19 pandemic substantially and negatively impacts the demand for our products and services and cash flows, and/or continues to materially impact our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the anticipated replacement of the London Interbank Offered Rate (‘LIBOR’); our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry; our ability to comply with complex and evolving regulations related to data privacy and cyber security; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; changes and developments in the United States healthcare system, including those related to Medicare and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against our relatively fixed or higher than expected expenses; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC. Copies are available online at http://www.sec.gov or www.willistowerswatson.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2021	2020	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$875	$850	3%	3%	0%	0%	0%
Corporate Risk & Broking	810	739	10%	4%	5%	0%	5%
Investment, Risk & Reinsurance	605	615	(2)%	4%	(5)%	(9)%	4%
Benefits Delivery & Administration	287	231	24%	0%	24%	1%	23%
Segment Revenue	2,577	2,435	6%	3%	2%	(2)%	5%
Reimbursable expenses and other	13	31
Revenue	$2,590	$2,466	5%	4%	1%	(2)%	4%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME/(LOSS) (i)

	Three Months Ended March 31,
	2021	2020

Human Capital & Benefits	$220	$213
Corporate Risk & Broking	162	127
Investment, Risk & Reinsurance	290	277
Benefits Delivery & Administration	7	(11)
Segment Operating Income	$679	$606

(i) Segment operating income/(loss) excludes certain costs, including amortization of intangibles, restructuring costs, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended March 31,
	2021	2020
Human Capital & Benefits	25.2%	25.0%
Corporate Risk & Broking	20.0%	17.2%
Investment, Risk & Reinsurance	47.9%	45.1%
Benefits Delivery & Administration	2.5%	-4.7%

RECONCILIATION OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended March 31,
	2021	2020

Segment Operating Income	$679	$606
Amortization	(103)	(121)
Transaction and integration expenses(i)	(24)	(9)
Unallocated, net(ii)	(100)	(116)
Income from Operations	452	360
Interest expense	(59)	(61)
Other income, net(iii)	439	92
Income from operations before income taxes	$832	$391

(i) Includes mainly transaction costs related to the proposed Aon combination.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.
(iii) Includes $359 million primarily resulting from the net gain on disposals of operations, mostly due to the disposal of our Miller business.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2021	2020

Net Income attributable to Willis Towers Watson	$733	$305
Adjusted for certain items:
Abandonment of long-lived asset	—	35
Amortization	103	121
Transaction and integration expenses	24	9
Gain on disposal of operations	(359)	—
Tax effect on certain items listed above(i)	(27)	(35)
Adjusted Net Income	$474	$435

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$5.63	$2.34
Adjusted for certain items:(ii)
Abandonment of long-lived asset	—	0.27
Amortization	0.79	0.93
Transaction and integration expenses	0.18	0.07
Gain on disposal of operations	(2.76)	—
Tax effect on certain items listed above(i)	(0.21)	(0.27)
Adjusted Diluted Earnings Per Share	$3.64	$3.34

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2021		2020

Net Income	$736	28.4%	$313	12.7%
Provision for income taxes	96		78
Interest expense	59		61
Depreciation(i)	71		98
Amortization	103		121
Transaction and integration expenses	24		9
Gain on disposal of operations	(359)		—
Adjusted EBITDA and Adjusted EBITDA Margin	$730	28.2%	$680	27.6%

(i) Includes abandonment of long-lived asset of $35 million for the three months ended March 31, 2020.

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2021		2020

Income from operations	$452	17.5%	$360	14.6%
Adjusted for certain items:
Abandonment of long-lived asset	—		35
Amortization	103		121
Transaction and integration expenses	24		9
Adjusted operating income	$579	22.4%	$525	21.3%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2021	2020
Income from operations before income taxes	$832	$391

Adjusted for certain items:
Abandonment of long-lived asset	—	35
Amortization	103	121
Transaction and integration expenses	24	9
Gain on disposal of operations	(359)	—
Adjusted income before taxes	$600	$556

Provision for income taxes	$96	$78
Tax effect on certain items listed above(i)	27	35
Adjusted income taxes	$123	$113

U.S. GAAP tax rate	11.5%	20.0%
Adjusted income tax rate	20.5%	20.4%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS (USED IN)/FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2021	2020
Cash flows (used in)/from operating activities	$(128)	$23
Less: Additions to fixed assets and software for internal use	(37)	(66)
Free Cash Flow	$(165)	$(43)

It should be noted during the three months ended March 31, 2021, the Company paid approximately $185 million for the previously-announced Stanford and Willis/Towers Watson merger settlements and higher incentive compensation and benefit-related items of approximately $180 million.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$2,590	$2,466

Costs of providing services
Salaries and benefits	1,523	1,394
Other operating expenses	417	484
Depreciation	71	98
Amortization	103	121
Transaction and integration expenses	24	9
Total costs of providing services	2,138	2,106

Income from operations	452	360

Interest expense	(59)	(61)
Other income, net	439	92

INCOME FROM OPERATIONS BEFORE INCOME TAXES	832	391

Provision for income taxes	(96)	(78)

NET INCOME	736	313

Income attributable to non-controlling interests	(3)	(8)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$733	$305

Earnings per share
Basic earnings per share	$5.64	$2.36
Diluted earnings per share	$5.63	$2.34

Weighted-average shares of common stock, basic	130	130
Weighted-average shares of common stock, diluted	130	130

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$1,960	$2,089
Fiduciary assets	15,911	15,160
Accounts receivable, net	2,569	2,555
Prepaid and other current assets	432	497
Total current assets	20,872	20,301
Fixed assets, net	951	1,014
Goodwill	10,986	11,204
Other intangible assets, net	2,878	3,043
Right-of-use assets	841	902
Pension benefits assets	991	971
Other non-current assets	1,113	1,096
Total non-current assets	17,760	18,230
TOTAL ASSETS	$38,632	$38,531
LIABILITIES AND EQUITY
Fiduciary liabilities	$15,911	$15,160
Deferred revenue and accrued expenses	1,526	2,161
Current debt	471	971
Current lease liabilities	147	152
Other current liabilities	965	888
Total current liabilities	19,020	19,332
Long-term debt	4,632	4,664
Liability for pension benefits	1,278	1,405
Deferred tax liabilities	576	561
Provision for liabilities	390	407
Long-term lease liabilities	857	918
Other non-current liabilities	305	312
Total non-current liabilities	8,038	8,267
TOTAL LIABILITIES	27,058	27,599
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,765	10,748
Retained earnings	3,075	2,434
Accumulated other comprehensive loss, net of tax	(2,311)	(2,359)
Treasury shares, at cost, 17,519 shares in 2021 and 2020	(3)	(3)
Total Willis Towers Watson shareholders' equity	11,526	10,820
Non-controlling interests	48	112
Total Equity	11,574	10,932
TOTAL LIABILITIES AND EQUITY	$38,632	$38,531

_________
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,974,389 (2021) and 128,964,579 (2020); Outstanding 128,974,389 (2021) and 128,964,579 (2020) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2021 and 2020.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS (USED IN)/FROM OPERATING ACTIVITIES
NET INCOME	$736	$313
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	71	98
Amortization	103	121
Non-cash lease expense	37	34
Net periodic benefit of defined benefit pension plans	(42)	(46)
Provision for doubtful receivables from clients	8	24
Provision for/(benefit from) deferred income taxes	10	(23)
Share-based compensation	27	(1)
Net gain on disposal of operations	(359)	—
Non-cash foreign exchange gain	(2)	(12)
Other, net	(24)	23
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(115)	(46)
Fiduciary assets	(1,784)	(2,873)
Fiduciary liabilities	1,784	2,873
Other assets	(15)	7
Other liabilities	(556)	(482)
Provisions	(7)	13
Net cash (used in)/from operating activities	(128)	23

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(37)	(66)
Capitalized software costs	(14)	(15)
Acquisitions of operations, net of cash acquired	—	(66)
Net proceeds from sale of operations	696	—
Other, net	—	(15)
Net cash from/(used in) investing activities	645	(162)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	—	396
Repayments of debt	(508)	(128)
Proceeds from issuance of shares	1	3
Payments of deferred and contingent consideration related to acquisitions	(17)	—
Dividends paid	(92)	(84)
Acquisitions of and dividends paid to non-controlling interests	(17)	(1)
Net cash (used in)/from financing activities	(633)	186

(DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(116)	47
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	(36)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	2,096	895
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$1,966	$906

_________
(i)  As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $6 million and $7 million of restricted cash at March 31, 2021 and December 31, 2020, respectively, which is included within prepaid and other current assets on our condensed consolidated balance sheets. There was $8 million of restricted cash held at March 31, 2020 and December 31, 2019.